For period ending November 30, 2013

Exhibit 77O
File number 811-6475

Form 10f-3
Registered Domestic Securities and Government Securities
FUND:
Strategic Global Income Fund, Inc.
Name of Adviser or Sub-Adviser:
UBS Global Asset Management (Americas) Inc.
1.
Issuer:
Citigroup Inc. 5.35% Perpetual Call 05/15/2023
2.
Date of Purchased:
04/23/2013
3.
Date of offering commenced:
04/23/2013
4.
Underwriter(s) from whom purchased:
Citigroup Global Markets Holdings
5.
"Affiliated Underwriter" managing or participating in syndicate:
UBS Investment Bank
6.
Aggregate principal amount or number of shares purchased:
$2,000,000.00 firmwide
7.
Aggregate principal amount or total number of shares of offering:
$1,250,000,000.00
8.
Purchase price (net of fees and expenses):
$100.00
9.
Initial public offering price:
$100.00
10.
Commission, spread or profit:
1.50%
11.
Have the following conditions been satisfied?
YES
NO

a.
The securities are part of an issue registered under the Securities Act of 1933 that is being offered to the public, or is part of an issue of government securities (as defined in section 2(a)(16) of the 1940 Act).
X

b.
The securities were purchased prior to the end of the first day on which any sales are made (or, if a rights offering, the securities were purchased on or before the fourth day preceding the day on which the offering terminated).
X

c.
The securities purchased at a price not more then the price paid by each other purchaser in the offering.
X

d.
The underwriting was a firm commitment underwriting.
X

e.
The commission, spread or profit was reasonable and fair in relation to that being received by others for underwriting similar securities during the same period.
X

f.
The issuer of the securities and any predecessor has been in continuous operative for not less than three years.
X

g.
The amount of such securities purchased by the Fund and all other accounts over which the Adviser (or Sub-Adviser, if applicable) exercises investment discretion did not exceed 25% of the principal amount of the offering.
X

h.
No Affiliated Underwriter benefitted directly or indirectly from the purchase.
X

Note: Refer to Rule 10f-3 Procedures for the definitions of the capitalized terms above.  In particular, "Affiliated Underwriter" is defined as affiliates of the Adviser or Sub-Adviser participating in a selling syndicate, as applicable.

Approved:
/s/Branamir Petranovic

Date:
04/23/2013
Print Name:
Branamir Petranovic

Strategic Global Income Fund